COBALT EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of January 14, 2000, by and between The Cobalt Group, Inc. ("Company"), and Kevin Distelhorst, a resident of the State of Ohio (the "Employee").

    Company and the Employee agree as follows:

ARTICLE 1.
Purpose

    The purpose of this Agreement is to describe the terms and conditions of employment applicable to the Employee and to describe the severance benefits available to the Employee in the event of termination.

ARTICLE 2.
Employment; Duties

    2.1   Employment. Company employs the Employee as Director, National Accounts, and the Employee accepts such employment, upon the terms and conditions of this Agreement.

    2.2   Duties. The duties to be performed by the Employee under this Agreement are such duties as are normally performed by a Director, National Accounts and those additional duties that Company's chief executive officer (or his delegate) may reasonably prescribe from time to time. In addition, Company reserves the right to reassign Employee to another position and to change the reporting structure that applies to Employee.

    2.3   Hours and Commitment. During the Term of this Agreement (as defined below), the Employee agrees to devote his full attention and working time to the business and affairs of Company (except for vacations and reasonable periods of illness or incapacity) and to use his best efforts to perform faithfully and efficiently such duties under this Agreement. Company's chief executive officer (or his delegate) may permit the Employee to take on specific employment in addition to employment at Company if the chief executive officer determines that such additional employment will not adversely affect the Employee's ability to perform his duties for Company and executes a specific waiver for a limited period of time in writing.

ARTICLE 3.
Term of Agreement

    This Agreement begins on the date of this Agreement and ends as provided in Article 6 (the "Term").

ARTICLE 4.
Compensation

    4.1   Base Salary. For services rendered by the Employee under this Agreement, Company agrees to pay to the Employee, and the Employee agrees to accept, a base salary ("Base Salary") of $100,000. Company shall pay the Employee's Base Salary in installments not less frequently than monthly, less all amounts required by law to be withheld, deducted or collected, in accordance with Company's normal payroll policies for similarly situated employees, as such policies may be changed from time to time.

    4.2   Optional Increases. Company may from time to time increase the Employee's Base Salary, and the term "Base Salary" as used in this Agreement shall refer to the Base Salary as so increased.

    4.3   Bonus Plan. In addition to the Base Salary, the Employee will be eligible to participate in a bonus plan, such plan to be instituted by the Company during Employee's employment. This bonus plan will provide Employee with the potential to earn up to twenty (20) percent of his base salary in bonus compensation.

    4.4   Stock Options. In addition to the Base Salary, upon commencement of employment pursuant to this Agreement, the Employee shall be granted options to acquire 10,000 shares of common stock of the Company pursuant to The Cobalt Group, Inc. 1995 Stock Option Plan (the "Options"). The Options shall vest over a four year period and be subject to such further terms and conditions as set forth in this Agreement and in the stock option agreement attached hereto as Exhibit A.

ARTICLE 5.
Other Benefits

    5.1   Savings and Retirement Plans. The Employee shall be entitled to participate in all savings and retirement plans or programs applicable to other similarly situated employees of Company.

    5.2   Welfare Benefits. The Employee and his family shall be eligible for participation in, and shall receive all benefits under, welfare benefit plans, practices, policies, and programs provided by Company to other similarly situated employees of Company. These may, but will not necessarily include medical and dental insurance, long-term disability insurance, group life insurance plans and programs.

    5.3   Fringe Benefits. The Employee shall be entitled to fringe benefits applicable to other similarly situated employees of Company.

    5.4   Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by the Employee upon Company's receipt of accountings in accordance with practices, policies, and procedures applicable to similarly situated employees of Company.

    5.5   Vacation and Sick Leave. The Employee shall be entitled to three (3) weeks of paid vacation and sick leave in accordance with the plans, policies, and programs applicable to other similarly situated employees of Company, including such increases in vacation and sick leave time as are provided for under such plans, policies and programs. In calculating such increases in vacation and sick leave time, the Employee shall be credited with the Employee's period of employment with IntegraLink, LLC.

    5.6   Changes in Benefits. As any of the forgoing benefits are enhanced, diminished, modified or eliminated for all other similarly situated employees, the same changes shall apply to the Employee, with the exception of those benefits provided for in Section 5.5, which shall not be diminished or eliminated. Company may offer individual benefit arrangements where Company believes it necessary to attract or retain key employees without having to extend such individual arrangements to other executive employees.

ARTICLE 6.
Termination

    6.1   Termination of Employment. Employee's employment shall end on the third anniversary of the date of this Agreement (the "Employment Period"), provided, however, that the Employment Period may be extended for such additional periods thereafter and on such terms as the Company and the Employee may agree. The Employee's employment may be terminated by the Company at any time for Cause (as defined below) or without Cause. The Employee's employment may be terminated by the Employee at any time. The Employee shall provide Company with at least 30 days advance notice in writing of Employee's intention to terminate employment, unless Company agrees to waive the requirement.

    6.2   Termination for Cause. Company may terminate the Employee's employment at any time for Cause. For purposes of this Agreement, the term "Cause" shall include: continued neglect or failure to perform the duties, functions and responsibilities of his position, after written notice thereof, which notice specifies the instance(s) of the Employee's neglect or failure to perform satisfactorily; or willful misconduct by the Employee with respect to his duties and obligations under this Agreement; unauthorized expenditure of Company's funds without a plausible basis to believe such expenditure was authorized; practices in contravention of the Company's stated policies; misappropriation of Company's assets; any material breach by the Employee of any term or provision of this Agreement that Employee fails to cure within 10 days after written notice thereof; any act or action of the Employee during the Term of the Agreement involving embezzlement, dishonesty related to Company or Company's business, or habitual use of alcohol or drugs; conviction of any felony; or any similar or related act or failure to act by the Employee. Upon termination for Cause, the Employee shall not be entitled to payment of any compensation other than Base Salary and accrued benefits under this Agreement earned up to the date of such termination.

    6.3   Termination without Cause. Company may terminate the Employee's employment at any time without Cause. Termination without Cause shall include, but not be limited to, the following: (i) the termination of Employee's employment by the Company after Employee's refusal to agree to the Company's request to relocate or spend a substantial and continuous portion of his time at a location more than thirty (30) miles from the Company's present Columbus location, or (ii) the election by the Employee to terminate his employment upon the Company's institution of a substantial dimunition in Employee's responsibilities or authority. The Employee acknowledges that Employee's employment may require intensive travel during limited periods of time. In the event of any such termination, the Employee shall be entitled to receive from Company the following, payable in accordance with the normal payroll practices of Company for similarly situated employees, including deductions, withholdings, and collections as required by law:

      6.3.1  His Base Salary, at the rate in effect as of the termination date, payable in accordance with Section 4.1 above, for the remaining time in the Employment Period.

      6.3.2  An amount equal to the premiums that Employee would be required to pay if Employee elected to continue Employee-only medical and dental coverage under Company's medical and dental plans pursuant to section 4980B of the Internal Revenue Code ("COBRA") for the remaining time in the Employment Period or the period in which COBRA benefits are available, whichever period is longer. Company may pay such amounts in a lump sum upon termination or in monthly installments.

      6.3.3  To the extent permitted under any group insurance policy providing such benefits to the Employee, the Employee shall be entitled to convert coverage for long term disability insurance and group term life insurance to an individual policy of insurance.

      6.3.4  Accrued unused vacation leave up to the maximum permitted by Company's vacation policy shall be paid to the Employee upon termination of employment at the rate of annual salary in effect on the date of termination of employment.

      6.3.5  Any amount payable pursuant to this Section 6.3, together with any compensation pursuant to Article 4 that is payable for services rendered through the effective date of termination, shall constitute the sole obligation of Company payable with respect to the termination of the Employee as provided in this Section 6.3. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 6.3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 6.3 be reduced by any compensation earned by the Employee as a result of employment by another company, self-employment or otherwise.

    6.4   Protected Information.

      6.4.1  Covenant. Either during or after expiration of the Employment Period, the Employee shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity, or use in any manner, any Protected Information (as defined below), or cause any Protected Information to enter the public domain, except as may be required in the regular course of the Employee's employment by the Company.

      6.4.2  Access to Protected Information. The Company has advised the Employee and the Employee has acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Employee acknowledges that he will acquire Protected Information with respect to the Company, which information is a valuable, special, and unique asset of the Company's business and operations, and that disclosure of such Protected Information would cause irreparable damage to the Company.

      6.4.3  Employee-Created Protected Information. The Employee agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Employee during his employment with the Company and which relates to the Company's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Employee's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" for the benefit of the Company, and the Company shall own all rights in such writings. Washington law requires the following notice to be given to the Employee:

    This Agreement does not require the Employee to assign to the Company any invention by the Employee for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee's own time unless the invention related (i) directly to the Company's business, or (ii) to the Company's actual or demonstrably anticipated research or development, or (iii) the development results from any work performed by the Employee for the Company.

      6.4.4  Return of Confidential Records. All forms of information and all physical property made or compiled by the Employee prior to or during the Employment Period containing or relating in any way to Protected Information shall be the Company's exclusive property. All such materials and any copies thereof shall be held by the Employee in trust solely for the benefit of the Company and shall be delivered to the Company upon expiration of the Employment Period, or at any other time upon the Company's request.

      6.4.5  Protected Information. "Protected Information" means trade secrets, confidential and propriety business information of the Company, any information of the Company other than information which has entered the public domain (unless the Employee caused such information to enter the public domain) and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees, customers and suppliers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, patented or proprietary technologies, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees.

    6.5   Non-Competition.

      6.5.1  Covenant. The Employee agrees that, while Employee is employed by the Company (or the expiration of Company's obligations under Section 6.3, if longer) and for a period of two years thereafter, he will not (i) directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business, as defined below, or (ii) make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business.

      6.5.2  Exception. Nothing in this Section 6.5 shall restrict the Employee from making any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (i) such investment does not give the Employee the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a material conflict of interest between the Employee's duties hereunder and the Employee's interest in such investment.

      6.5.3  Prohibited Business. "Prohibited Business" means any business entity providing data collection from automotive retailer systems or whose activities or products are directly and substantially competitive with those of the Company and which has contact, or seeks to establish contact (including without limitation by making or soliciting sales or submitting bids), with any business or governmental entity in North America that is, at any time, a customer of the Company.

    6.6   Non-Interference with Employment Relationships. The Employee agrees that during the Employment Period and for a period of two years after the expiration of the Agreement, he will not (i) directly or indirectly solicit, induce, or encourage any employee of the Company to leave his or her employment with the Company or interfere with any employment relationship between the Company and any of its employees, or (ii) hire or encourage or assist any other person to hire any person who has been an employee of the Company within the previous six months.

    6.7   Disclosure of Business Opportunities. The Employee agrees to promptly and fully disclose to the Company, and not to divert to his own use or benefit or the use or benefit of others, any business opportunities involving any existing or prospective line of business of the Company.

    6.8   Survival of Undertakings and Injunctive Relief.

      6.8.1  Survival. The provisions of Sections 6.4, 6.5, 6.6, and 6.7 shall survive the expiration of the Agreement, irrespective of the reasons therefor. In the event of any such violation of Sections 6.4, 6.5, 6.6, and 6.7, the Employee further agrees that the time periods set forth in such sections shall be extended by the period of such violation.

      6.8.2  Injunctive Relief. The Employee acknowledges and agrees that the restrictions imposed upon him by Sections 6.4, 6.5, 6.6, and 6.7 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting the Employee's future employment by others. Furthermore, the Employee acknowledges that, in view of the Protected Information which the Employee has or will acquire or has or will have access to, and in view of the necessity of the restrictions contained in Sections 6.4, 6.5, 6.6, and 6.7, any violation of any provision of Sections 6.4, 6.5, 6.6, and 6.7 hereof would cause irreparable injury to the Company with respect to the resulting disruption in their operations. By reason of the foregoing, the Employee consents and agrees that if the Employee violates any of the provisions of Sections 6.4, 6.5, 6.6, and 6.7, the Company shall be entitled, in addition to any other remedies that it may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Employee from committing or continuing any violation of such sections of this Agreement.

    6.9   References to the Company. All references to the Company in this Article 6 shall be deemed to include any predecessor, subsidiary, parent, successor in interest, or other affiliate of the Company.

    6.10   Notice of Termination. Any purported termination of the Employee's employment by Company or by the Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7.5. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

    6.11   Date of Termination. "Date of Termination" shall mean the following:

      6.11.1  If the Employee's employment is terminated by Company for any reason, the date specified in the Notice of Termination.

      6.11.2  In the case of a termination by the Employee, the date specified in the Notice of Termination but not less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given.

ARTICLE 7.
Miscellaneous

    7.1   Assignment, Successors. Company may freely assign its rights and obligations under this Agreement to a successor of Company's business, without the prior written consent of the Employee. This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee's estate and Company and any assignee of or successor to Company.

    7.2   Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Employee, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

    7.3   Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

    7.4   Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by Company and the Employee. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

    7.5   Notices. All notices and other communications hereunder shall be in writing and either hand delivered or delivered by overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

If to Company:	The Cobalt Group, Inc. 2200 First Avenue South Seattle, Washington 98134 Attn: Chief Executive Officer

Company or the Employee may from time to time designate a new address by notice given in accordance with this section. Notice and communications shall be effective when actually received by the addressee.

    7.6   Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Washington, without regard to its choice of law principles.

    7.7   Effect on Other Agreements. This Agreement shall supersede all prior agreements, promises, and representations regarding employment by Company and severance or other payments contingent upon termination of employment.

    7.8   Counterpart Originals. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    7.9   Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in this Agreement.

    Executed as of the date first written above.

Company:		Employee:
By:	/s/ JOHN W.P. HOLT	/s/ KEVIN DISTELHORST

	Chief Executive Officer	Kevin Distelhorst